Exhibit 28

Revocable Proxy
ANNAPOLIS BANCORP, INC.
147 Old Solomons Island Road
Annapolis, Maryland 21401

Proxy for Special Meeting of Shareholders on       , 1994
Solicited on Behalf of the Board of Directors

The undersigned shareholder of Annapolis Bancorp, Inc. ("AB") hereby appoints the Board of Directors of AB, with full power of substitution, as proxies, attorneys-in-fact and agents for the undersigned, to vote all the shares of the common stock of AB which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Shareholders of AB to
be held at Annapolis, Maryland on         , 1994
 at      o'clock, p.m., and at any adjournment or adjournments thereof (the
"Special Meeting") as follows:



The Board of Directors recommends a vote FOR the following proposal:

1. APPROVAL OF AGREEMENT: Approval of the Agreement and Plan of Reorganization between AB, Annapolis Federal Savings Bank, Crestar Financial Corporation ("Crestar") and Crestar Bank MD, dated December 22, 1993, and a related Plan of Merger (collectively, the "Agreement"), pursuant to which (a) AB will merge with and into Crestar, (b) simultaneously therewith and as a result thereof, all of the issued and outstanding common stock of AB will be converted into and exchanged for shares of common stock of Crestar at the Exchange Ratio (as defined in the Agreement) or, upon election, cash in the amount of $12.75 per share of AB common stock, subject to certain limitations.

                   FOR      AGAINST    ABSTAIN

(Continued and to be signed on the reverse side)

(continued from other side)

2. Proxyholders are authorized to vote upon such other matters as may properly come before the Special Meeting. Management is not aware of any other matter that may come before the Special Meeting.


By signing this proxy, the undersigned acknowledges receipt of the Notice of
Special Meeting of Shareholders, dated     , 1994, and the accompanying Proxy
Statement/Prospectus of AB and Crestar.












This proxy when properly executed will be voted as directors herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the Agreement and the merger of AB with and into Crestar and AB as provided therein. This proxy will not prevent you from voting in person if you attend the Special Meeting. You may also revoke your proxy by delivering a written instrument or a duly executed proxy bearing a later date to the Secretary of AB at any time prior to the Special Meeting.


Dated:         , 1994


Signature


Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Partnership proxies should be signed by an authorized partner. Executors, administrators, trustees, etc., should so indicate when signing.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED
ENVELOPE